Exhibit 4.21

IN ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K, CERTAIN IDENTIFIED
INFORMATION HAS BEEN OMITTED FROM THE EXHIBIT BECAUSE IT IS BOTH (1) NOT
MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR
CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Equity Transfer Agreement

This Equity Transfer Agreement (this “Agreement”) is entered into by and among the following parties on 31 July 2025 (the “Execution Date”):

(1)	QuantaSing Group Limited, a company limited by shares duly organized and validly existing under the laws of the Cayman Islands, with its registered address at Ugland House, PO Box 309, Grand Cayman KY1-1104, Cayman Islands (“QSG” or “Investor”);

(2)	Shenzhen Yiqi Culture Co., Ltd., a limited liability company duly established and validly existing under the laws of China, with its registered address at Unit 1407, Phase II, Qianhai Shimao Financial Center, No. 3040 Xinghai Avenue, Nanshan Street, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen (the “Company” or “Shenzhen Letsvan”);

(3)	Huiyu Zhan, a citizen of China with Chinese ID No. [***] (“Founder” or “Transferor”);

(4)	Shenzhen Zhongqingwenli Culture Industry Co., Ltd., a limited liability company duly organized and validly existing under the laws of China, with its registered address at Unit 02, Semi-underground 1st Floor, Building B-1, Yiye Plaza, No. 3076 Qiaoxiang Road, Xiang’an Community, Xiangmihu Street, Futian District, Shenzhen (“Shenzhen Zhongqingwenli”);

(5)	Shenzhen Haoduoxiaohuoban Venture Capital Services Partnership (Limited Partnership), a limited partnership duly organized and validly existing under the laws of China, with its registered address at Unit 1401, Phase II, Qianhai Shimao Financial Center, No. 3040 Xinghai Avenue, Nanshan Street, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen (“Shenzhen Haoduoxiaohuoban”); and

(6)	Shenzhen Heguangtongchen Venture Capital Services Partnership (Limited Partnership), a limited partnership duly organized and validly existing under the laws of China, with its registered address at Unit 1407, Phase II, Qianhai Shimao Financial Center, No. 3040 Xinghai Avenue, Nanshan Street, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen (“Shenzhen Heguangtongchen”, collectively with Huiyu Zhan, Shenzhen Zhongqingwenli, and Shenzhen Haoduoxiaohuoban, the “Founding Shareholders”, and the Founding Shareholders together with the Group Companies (as defined below) are referred to as the “Company Parties”).

Each of the above parties is referred to individually as a “Party” and collectively as the “Parties”.

Whereas:

1.	As of the Execution Date, the registered capital of Shenzhen Letsvan is RMB 14,669,486.31. Shenzhen Zhongqingwenli holds 5.39326% of the equity in Shenzhen Letsvan (corresponding to registered capital of RMB 791,162.77), Shenzhen Haoduoxiaohuoban holds 12.49632% of the equity in Shenzhen Letsvan (corresponding to registered capital of RMB 1,833,146.27), and Shenzhen Heguangtongchen holds 5.79434% of the equity in Shenzhen Letsvan (corresponding to registered capital of RMB 850,000.00). The aforementioned equity interests in Shenzhen Letsvan held by Shenzhen Zhongqingwenli, Shenzhen Haoduoxiaohuoban, and Shenzhen Heguangtongchen are collectively referred to as the “Target Equity”.

2.	The Founder intends to establish a series of offshore Shareholding Platforms acceptable to QSG, including but not limited to a company to be established in the British Virgin Islands and wholly-owned by the Founder or an entity wholly owned or controlled by the Founder (the “BVI Company”), a company to be established in the Cayman Islands and wholly-owned by the BVI Company (the “Cayman Company”), a company to be established in Hong Kong and wholly-owned by the Cayman Company (the “Hong Kong Company”), and a wholly foreign-owned enterprise to be established in China and wholly-owned by the Hong Kong Company (the “WFOE”, collectively with the BVI Company, Cayman Company, Hong Kong Company, and other Shareholding Platforms directly or indirectly established by the Founder and acceptable to QSG, the “Shareholding Platforms”). Upon the establishment of the aforementioned Shareholding Platforms, the WFOE intends to acquire all of the Target Equity in Shenzhen Letsvan from Shenzhen Zhongqingwenli, Shenzhen Heguangtongchen, and Shenzhen Haoduoxiaohuoban (the “Domestic Equity Transfer”).

3.	After the WFOE acquires the Target Equity, QSG intends to acquire 100% of the equity in the Cayman Company held by the BVI Company in consideration of newly issued shares or treasury shares of QSG, thereby indirectly acquiring all of the Target Equity in Shenzhen Letsvan held by the Founder through the WFOE (the “Transaction”).

4.	On the Execution Date, the shareholders of Shenzhen Letsvan, namely Hainan Hongchuanyuan Lanshan Venture Capital Investment Fund Partnership (Limited Partnership), Nanjing Shangdehehua Equity Investment Partnership (Limited Partnership), Peng Li, Dong Xie, Yu Cui, and Feng Xian, respectively entered into an Equity Transfer Agreement for Shenzhen Yiqi Culture Co., Ltd. with Shenzhen Chaowan World Information Technology Co., Ltd. (“Shenzhen Chaowan”), pursuant to which the aforementioned shareholders will transfer all of their equity interests in Shenzhen Letsvan to Shenzhen Chaowan (the “Other Shareholder Transfers”).

Now, therefore, the Parties, through friendly negotiation, have reached the following agreement:

ARTICLE I General Provisions

1.1	Definitions. Unless otherwise provided in other terms of this Agreement, the following terms shall have the meanings set forth below:

“Domestic Equity Transfer” shall have the meaning set forth in the preamble of this Agreement.

“Transaction” shall have the meaning set forth in the preamble of this Agreement.

“Industrial and Commercial Change Registration” means the industrial and commercial registration or filing required to be completed by the Company, Shenzhen Heguangtongchen, or Shenzhen Haoduoxiaohuoban with the relevant Chinese market supervision authorities for the completion of the Domestic Equity Transfer and the Partnership Interest Transfer (as defined below), including but not limited to the registration of the WFOE as a shareholder, the filing of the amended articles of association of the Company with the market supervision authorities, the completion of the industrial and commercial change registration procedures for the Partnership Interest Transfer, and the filing of the amended partnership agreements of Shenzhen Heguangtongchen and Shenzhen Haoduoxiaohuoban with the market supervision authorities.

“Affiliate” or “Affiliated Party”, with respect to any natural person, means his/her immediate family members (i.e., parents, spouse, siblings and their spouses, children and their spouses), the trustee of any trust of which such natural person and/or his/her immediate family members are beneficiaries or discretionary objects, and any other entity directly or indirectly, solely or jointly, controlled by such natural person and/or his/her immediate family members; with respect to any entity other than a natural person, means any other entity that controls, is controlled by, or is under common control with such entity. “Control” in the preceding definition means the direct or indirect ownership of at least 50% of the voting power in the decision-making body of the other party.

“Closing Date” shall have the meaning set forth in Section 2.2 of this Agreement.

“Transaction Documents” means the relevant legal documents executed by the Parties hereto for the purpose of regulating the Transaction, including but not limited to this Agreement and the ancillary and supplementary documents related to the Transaction.

“Encumbrance” means any form of encumbrance that has been created and has a material adverse effect on the object or right encumbered, including but not limited to any mortgage, pledge, lien, or other restriction on rights.

“Taxes and Fees” means any national or local, foreign, and other types of corporate income tax, value-added tax, consumption tax, customs duty, stamp duty, or any other type of tax, levy, assessment, or charge imposed by any tax authority (whether payable directly or by withholding), and any interest, penalties, surcharges, or other expenses incurred in connection with such “Taxes and Fees”.

“Government Authority” means any nation or government, province, autonomous region, municipality, or other political subdivision thereof, and any entity exercising any administrative, legislative, judicial, regulatory, or similar functions of any government.

“Group Companies” means the Shareholding Platforms (including but not limited to the BVI Company, Cayman Company, Hong Kong Company, WFOE), Shenzhen Yiqi Culture Co., Ltd., Dongguan Yiqiwan Culture Industry Co., Ltd., Shenzhen Huiyu Design Culture Co., Ltd., Shenzhen Yiqiwan Culture Industry Co., Ltd., Beijing Yiqi Culture Co., Ltd., and any entities established or to be established or acquired in the future in which the aforementioned entities directly or indirectly (including but not limited to through third-party nominee arrangements) hold controlling interests (including but not limited to subsidiaries, branches, partnerships, offices, or other forms of organizations).

1.2	Interpretation. For purposes of this Agreement, unless the context otherwise requires:

(i)	“Entity” shall be construed to include any individual, firm, company, corporation, or other body corporate, government authority, state or state organ, any joint venture, association, partnership, or employee representative body (whether or not having separate legal personality).

(ii)	“Law”, unless otherwise specified, with respect to China, means all laws, regulations, rules, decrees, judicial interpretations, and legally binding guidelines, written opinions, written notices, correspondence, orders, decrees, or other restrictive provisions of any Government Authority within its jurisdiction; “Applicable Law” means, with respect to any Entity, the publicly available, effective, and applicable laws, regulations, rules, decrees, judicial interpretations, and legally binding guidelines, written opinions, written notices, correspondence, orders, decrees, or other restrictive provisions of any Government Authority that are applicable to or binding upon such Entity or any of its properties.

(iii)	“Third Party” means any Entity other than the Parties to this Agreement.

(iv)	“Business Day” means any day on which banks are generally open for business in China, the United States, and the Cayman Islands, excluding Saturdays, Sundays, and statutory holidays in China, the United States, and the Cayman Islands.

(v)	“Day” means a calendar day. However, if any action is required to be taken or any obligation is to be performed on a non-Business Day (i.e., any Saturday, Sunday, or public holiday in China), such action or obligation may be postponed until the next Business Day.

(vi)	References to articles, sections, paragraphs, or annexes in this Agreement are, unless otherwise stated, references to the corresponding articles, sections, paragraphs, or annexes of this Agreement.

(vii)	The headings used in the table of contents and the articles and sections of this Agreement are for convenience of reference only and do not affect the actual meaning of the relevant provisions to which they refer.

ARTICLE II The Transaction

2.1	The Restructuring. After the execution of this Agreement, the Founding Shareholders and the Company shall complete the Restructuring (as defined below) in accordance with the provisions of Section 5.1 of this Agreement.

2.2	The Transaction. Upon completion of the Restructuring and subject to the terms and conditions set forth in this Agreement, QSG agrees to purchase from the BVI Company 100% of the equity it holds in the Cayman Company (the “Target Shares”), and the BVI Company agrees to transfer the Target Shares to QSG. Upon completion of the Transaction, the Cayman Company becomes a wholly-owned subsidiary of QSG.

On the basis of the completion of the Restructuring, as consideration for the Transaction, QSG and the BVI Company agree that QSG shall issue to the BVI Company, in three tranches as stipulated in this Agreement, a certain number of ordinary shares (the “Consideration Shares”), such that after the issuance of all Consideration Shares, the number of Consideration Shares held by the BVI Company shall represent 10% of the sum of (i) the total number of ordinary shares of QSG issued and outstanding excluding treasury shares as of June 30, 2025, and (ii) the number of Consideration Shares (the “Consideration Share Calculation Base”). For the avoidance of doubt, the Parties hereby confirm that the total number of ordinary shares of QSG issued and outstanding excluding treasury shares as of June 30, 2025 is 163,973,968 shares, and the total number of Consideration Shares to be issued by QSG to the BVI Company pursuant to this Agreement is 18,219,330 shares.

2.3	Closing and Issuance of Consideration Shares.

(a)	The transfer of the Target Shares (the “Closing”, and the date on which the Closing occurs is referred to as the “Closing Date”) shall take place remotely by exchange of documents and signatures within twelve (12) Business Days after the date on which all closing conditions set forth in Section 4.1 are satisfied or expressly waived in writing by QSG, or at such other time and date as mutually agreed by QSG and the Transferor. QSG shall acquire 100% of the equity in the Cayman Company and enjoy all shareholder rights from the Closing Date.

(b)	On the Closing Date, the BVI Company and the Cayman Company shall, and the Founder shall cause the BVI Company and the Cayman Company to, deliver the following documents to QSG: (i) an Instrument of Transfer in the form set out in Annex III, duly executed by the BVI Company; (ii) a copy of the share certificate of the Cayman Company reflecting QSG as the holder of the Target Shares (such copy shall be certified by a director of the Cayman Company as a true and correct copy of the original); (iii) a copy of the register of members of the Cayman Company (such copy shall be certified by the registered agent of the Cayman Company as a true and correct copy of the original), reflecting QSG as the holder of the Target Shares and as the shareholder of all issued shares of the Cayman Company; (iv) a copy of the register of directors of the Cayman Company (such copy shall be certified by the registered agent of the Cayman Company as a true and correct copy of the original), reflecting the director appointed by QSG as the sole director of the Cayman Company; (v) the original share certificate representing the Target Shares held by the BVI Company; (vi) all other documents and items required to be delivered by the Company Parties at Closing pursuant to Section 4.1. Within five (5) Business Days after the Closing, the Cayman Company shall, and the Founder and the BVI Company shall cause the Cayman Company to, deliver to QSG the original share certificate of the Cayman Company, duly executed, reflecting QSG as the holder of the Target Shares.

(c)	On the Closing Date, the Shareholding Platforms shall deliver to QSG: (i) documentary evidence that the person designated by QSG has been registered as the sole director of the Hong Kong Company; (ii) all their historical and current registration certificates/business licenses, registers of members, registers of directors, permits, articles of association, or other organizational documents; (iii) all company seals; (iv) the account numbers, passwords, U-Keys, and similar items (if any) for all bank accounts opened by them; (v) originals of all agreements executed by them (if any); and (vi) other corporate documents held by them or reasonably requested by QSG.

(d)	Within ten (10) Business Days after the Closing Date, QSG shall issue to the BVI Company shares representing 6% of the Consideration Share Calculation Base (amounting to 10,931,598 shares in total) (the “First Tranche Consideration Shares”, and the date of issuance thereof is the “First Tranche Consideration Shares Issuance Date”). The Founder acknowledges and agrees that, for a period of one year from the First Tranche Consideration Shares Issuance Date (the “First Tranche Consideration Shares Lock-up Period”), the First Tranche Consideration Shares obtained by the BVI Company shall not be transferred to any third party or otherwise disposed of in any manner, and the holding and disposal of the First Tranche Consideration Shares shall be subject to applicable laws, regulations, and exchange rules.

(e)	Within ten (10) Business Days after the Closing Date, QSG shall issue to the BVI Company shares representing 2% of the Consideration Share Calculation Base (amounting to 3,643,866 shares in total) (the “Second Tranche Consideration Shares”, and the date of issuance thereof is the “Second Tranche Consideration Shares Issuance Date”). The Founder acknowledges and agrees that, subject to the Founder’s employment with QSG or its controlled entities and overall responsibility for the product design of the pop toy business or work arranged by the QSG board of directors (the “Continued Employment Requirement”), the Second Tranche Consideration Shares shall vest evenly over a period of four (4) years from the Second Tranche Consideration Shares Issuance Date (the “Second Tranche Consideration Shares Lock-up Period”), with one-fourth (1/4) of the Second Tranche Consideration Shares vesting each year. During the Second Tranche Consideration Shares Lock-up Period, the unvested Second Tranche Consideration Shares obtained by the BVI Company shall not be transferred to any third party or otherwise disposed of in any manner, and the holding and disposal of the Second Tranche Consideration Shares shall be subject to applicable laws, regulations, and exchange rules. If the Founder ceases to meet the Continued Employment Requirement during the Second Tranche Consideration Shares Lock-up Period, QSG shall have the right to repurchase the unvested Second Tranche Consideration Shares held by the BVI Company for no consideration, and the BVI Company shall, and the Founder shall cause the BVI Company to, unconditionally cooperate with such repurchase as required by QSG.

(f)	Within ten (10) Business Days after the date on which all Second Tranche Consideration Shares have vested, QSG shall issue to the BVI Company shares representing 2% of the Consideration Share Calculation Base (amounting to 3,643,866 shares in total) (the “Third Tranche Consideration Shares”, and the date of issuance thereof is the “Third Tranche Consideration Shares Issuance Date”). The Founder acknowledges and agrees that the Third Tranche Consideration Shares shall vest evenly over a period of four (4) years from the Third Tranche Consideration Shares Issuance Date (the “Third Tranche Consideration Shares Lock-up Period”), with one-fourth (1/4) of the Third Tranche Consideration Shares vesting each year. During the Third Tranche Consideration Shares Lock-up Period, the unvested Third Tranche Consideration Shares obtained by the BVI Company shall not be transferred to any third party or otherwise disposed of in any manner, and the holding and disposal of the Third Tranche Consideration Shares shall be subject to applicable laws, regulations, and exchange rules.

(g)	The Founder acknowledges and agrees that he shall enter into a restricted share agreement or similar agreement consistent with QSG’s customary practices with respect to the acquisition of the aforementioned Consideration Shares.

2.4	Funding Source for Partnership Interest Transfer.

For the purpose of enabling the Founder to pay the transfer consideration for the Partnership Interest Transfer, the Parties agree that an entity designated by QSG shall provide a loan of not less than RMB 17,289,688.05 to the Founder or another entity approved by QSG, and the Founder shall use such loan to pay the transfer consideration for the Partnership Interest Transfer. The specific arrangements for such loan shall be governed by a separate loan agreement to be entered into by the Parties.

ARTICLE III Representations and Warranties

3.1	Representations and Warranties of the Founder and the BVI Company.

The Founder and the BVI Company hereby jointly and severally represent and warrant to QSG that the following representations and warranties are true, accurate, complete, and not misleading as of the Execution Date and the Closing Date:

(a)	Legal Status and Capacity. The BVI Company is an entity duly organized and validly existing under the laws and regulations of its place of incorporation, and has full and independent legal status and civil capacity to execute, deliver, and perform the Transaction Documents;

(b)	Authorization. As of the Closing Date, the BVI Company has taken all necessary actions (including, without limitation, obtaining all required internal approvals and third-party consents) and has been duly authorized to execute, deliver and perform this Agreement and the other Transaction Documents (if applicable);

(c)	Binding Effect. This Agreement constitutes, upon its formal execution by the Parties or their authorized representatives, a valid, binding and legally enforceable instrument against the BVI Company;

(d)	Non-Contravention. The execution, delivery and performance by the BVI Company of this Agreement and the other Transaction Documents to which it is a party will not violate any law or any order of any governmental authority, will not violate its constitutional documents, will not violate any court judgment, ruling, arbitral award, administrative decision or order that is binding upon or applicable to it, and will not violate any document, contract or agreement to which it is a party or by which it or its assets are bound;

(e)	Title to Target Shares. With respect to the Target Shares held by the BVI Company and proposed to be transferred to QSG, the BVI Company has full ownership interest therein and is the sole legal owner thereof, with the legal right to transfer the Target Shares in accordance with law; there are no trust, agency or nominee arrangements on the Target Shares held by the BVI Company, and such shares are not subject to any pledge, mortgage, guarantee or other Encumbrance, and there are no pending, threatened or reasonably foreseeable disputes, claims, lawsuits, arbitrations, enforcement actions, administrative proceedings or other legal proceedings in any respect concerning the Target Shares held by it.

3.2	Representations and Warranties of QSG

QSG represents and warrants to the BVI Company that the following representations and warranties are true, accurate, complete and not misleading as of the Execution Date and the Closing Date:

(a)	Legal Status and Capacity. QSG is an entity duly established and validly existing under the laws of its jurisdiction of incorporation, with full and independent legal status and civil capacity to execute, deliver and perform the Transaction Documents;

(b)	Authorization. As of the Closing Date, QSG has taken all necessary actions (including, without limitation, obtaining all required internal approvals and third-party consents) and has been duly authorized to execute, deliver and perform this Agreement and the other Transaction Documents (if applicable);

(c)	Binding Effect. This Agreement constitutes, upon its formal execution by the Parties or their authorized representatives, a valid, binding and legally enforceable instrument against QSG;

(d)	Non-Contravention. The execution, delivery and performance by QSG of this Agreement and the other Transaction Documents to which it is a party will not violate any law or any order of any governmental authority, will not violate its constitutional documents, will not violate any court judgment, ruling, arbitral award, administrative decision or order that is binding upon or applicable to it, and will not violate any document, contract or agreement to which it is a party or by which it or its assets are bound.

3.3	Representations and Warranties of the Company Parties

The Company Parties hereby jointly and severally represent and warrant to QSG that the following representations and warranties are true, accurate, complete and not misleading as of the Execution Date and the Closing Date:

(a)	Legal Status. The Founding Shareholders are Chinese citizens or limited partnerships or limited liability companies established under the laws of China, with full civil rights capacity and civil capacity for conduct, and are capable of independently bearing legal liability; the Group Companies are all enterprise legal persons duly organized and validly existing under the laws of their respective jurisdictions of incorporation, capable of independently bearing legal liability.

(b)	Due Authorization and Binding Effect. The execution and performance of this Agreement by the Group Companies and the Founding Shareholders constitute their true intention, and all necessary legal authorizations have been obtained. They are bound by all terms and conditions of this Agreement.

(c)	Non-Conflict. The execution and performance of this Agreement by the Group Companies and the Founding Shareholders will not violate their articles of association, internal regulations, contracts with third parties, laws, regulations, approvals or permits from relevant competent authorities, court judgments, rulings or orders, or conflict with the same; the Company Parties have obtained all necessary third-party consents or authorizations (if any) required for the transactions under the Transaction Documents. The material contracts between the Company Parties and any other entity will not be terminated or materially affected by the execution or performance of the Transaction Documents.

(d)	Business Licenses and Compliance with Laws. All governmental authorizations, permits and third-party consents required for the Group Companies to conduct their current business operations have been obtained and are in full force and effect, and from the Execution Date to the Closing Date, there is no circumstance indicating that such authorizations or permits are likely to be revoked. The business scope detailed in the constitutional documents of the Group Companies complies with the requirements of Chinese law, and the Group Companies strictly carry out their business activities within the business scope specified in their constitutional documents and in accordance with applicable laws. The Company Parties have complied with and performed all obligations stipulated by applicable laws, and have complied with all authorizations and permits applicable to them. The Company Parties have not violated any laws or regulations.

(e)	Third-Party Investment Arrangements. The Company Parties have not reached or entered into any agreement or arrangement with any institution or individual that is related to this Agreement or may have any impact on the transaction under this Agreement.

(f)	Capital Structure. The equity structure of the Shareholding Platforms immediately prior to the Closing and after the Closing shall be as set forth in Annex IV hereto. Except as disclosed in writing, the capital structure of the Group Companies as recorded in the filings with the competent registration authorities and in the articles of association and amendments thereof of the Group Companies (if they are domestic companies) provided by the Company to the Investor is fully consistent with the information disclosed by the Company to the Investor. Except as disclosed in writing, the shareholders of the Group Companies have paid in full and on time the registered capital/shares of the Group Companies beneficially held by them in accordance with the constitutional documents of the Group Companies and/or applicable laws. There are no pledges, claims, encumbrances, other restrictive conditions or assertions of rights on the equity of the Group Companies, and there are no undisclosed agreements or arrangements regarding the interests in the Group Companies that have not been disclosed to the Investor. All previous capital increases and equity transfers of the Group Companies have complied with laws and regulations, the corresponding capital increase payments and equity transfer payments have been fully paid by the relevant parties, and all taxes and fees involved in previous equity transfers have been paid in accordance with the law. Except as disclosed in writing, the Group Companies have not granted any restricted equity, options or similar rights to any employee of the Group Companies or any other person.

(g)	No Operations. The Cayman Company has no other business or operations besides holding the shares of the Hong Kong Company; the Hong Kong Company has no other business or operations besides holding the entire registered capital of the WFOE; and the WFOE has no other business or operations besides purchasing and holding the registered capital of Shenzhen Letsvan.

(h)	No Indebtedness. Except as disclosed in writing to QSG, the Shareholding Platforms have not incurred any debts or contingent debts, nor have they entered into any agreements other than the Transaction Documents, or reached any oral agreements or made any oral commitments.

(i)	Intellectual Property. The Group Companies legally own the ownership, license rights, interests and rights to the intellectual property necessary for conducting their principal business. Except as disclosed in writing, the Group Companies do not need to use any intellectual property in which any third party has any rights, ownership or interests to carry out their principal business, and the continued operation of such products by the Group Companies does not violate any authorization agreements signed by the Group Companies or infringe any rights of any third party. The Group Companies have not infringed or illegally used any intellectual property in which any third party has any rights, ownership or interests, nor have they licensed or permitted any third party to use any intellectual property of the Group Companies. The Group Companies have not infringed upon the intellectual property rights, trade secrets, proprietary information or other similar rights of others. There are no pending or reasonably foreseeable claims, disputes, litigation or arbitration proceedings demanding that the Group Companies compensate for infringement of any third party’s intellectual property rights, trade secrets, proprietary information or other similar rights. There are no known circumstances of any third party infringing the intellectual property legally owned by the Group Companies. The Founding Shareholders, key employees and relevant employees engaged in research and development of the Group Companies, in accepting employment with the Group Companies and engaging in the business activities of the Group Companies, have not violated any contracts they have signed or any binding commitments (including but not limited to confidentiality obligations, intellectual property ownership commitments and non-competition obligations), and will not constitute an infringement of the legal rights of their former employers, current employers or other intellectual property holders of the Founding Shareholders, key employees and employees engaged in research and development work of the Group Companies, and there are no pending or potential disputes or controversies with their former employers and/or current employers.

(j)	Financial Statements. The financial statements or bank statements provided by the Group Companies to the Investor, prepared in accordance with Chinese Accounting Standards for Business Enterprises (or financial data and information provided in other means acceptable to the Investor), completely, accurately and fairly reflect the financial position of each Group Company as of June 30, 2025 (the “Financial Statement Date”), and are consistent with the books, vouchers and financial records of the Group Companies. All payments made by or on behalf of the Group Companies have been properly recorded in accordance with the law. All accounts receivable and accounts payable of the Group Companies are genuine and valid. The Group Companies do not have any accumulated liabilities and contingent liabilities exceeding RMB 100,000 (the “Material Liabilities and Contingent Liabilities”) that should be disclosed but have not been disclosed in their financial statements (or notes thereto) according to the accounting standards applicable to them, nor do they have any material liabilities and contingent liabilities that are not required to be disclosed according to the accounting standards applicable to them but have or may have a material adverse effect on the financial condition or production and operation of the Group Companies.

(k)	Employees. Except as disclosed in writing, the employment of employees by the Group Companies complies with the laws applicable to them and their commitments to local government authorities. The Group Companies have paid and/or withheld and paid various social insurance, housing provident fund and other employee benefits payable as required by law and agreement in full and on time in accordance with applicable laws. There are no pending labor disputes or controversies between the Group Companies and their current or former employees. The Founder and key employees do not directly or indirectly hold any percentage or quantity of equity or shares in any other entity besides the Group Companies, nor do they hold any position in any entity other than the Group Companies or actually provide any advisory services or similar services.

(l)	Taxation. The Group Companies have completed all tax registrations required by applicable laws. The Group Companies have paid all taxes levied on them or their assets in full and on time in accordance with the law within the time limits permitted by applicable laws, and there are no penalties, fines or late payment fees. The issuance and management of invoices by the Group Companies comply with the provisions of applicable laws. All preferential tax treatments and financial subsidy treatments obtained by the Group Companies have been legally obtained and have not been withdrawn or revoked by the competent government authorities.

(m)	Information Disclosure. All information disclosed by the Company Parties in connection with this Agreement is true, complete and accurate, and there is no false information or misleading information, nor are there any material matters that should have been disclosed but were omitted to be disclosed.

The Company Parties further jointly and severally undertake that the above statements and warranties shall remain true, accurate, complete and not misleading as of the Closing Date under this Agreement. If any circumstance arises after the Execution Date that causes any statement or warranty of any Company Party to become untrue, inaccurate, incomplete or misleading in any aspect, the Company Parties shall immediately notify QSG in writing and take all necessary measures as reasonably required by QSG.

ARTICLE IV CLOSING CONDITIONS

4.1	Conditions Precedent to QSG’s Obligations to Close and Issue Consideration Shares to the BVI Company. QSG’s obligation to effect the Closing and issue the Consideration Shares as set forth in Article II of this Agreement is subject to the satisfaction or express waiver in writing by QSG of the following conditions (the “Closing Conditions”):

(a)	All Transaction Documents relating to the Transaction have been executed by the relevant parties, and this Agreement and the other Transaction Documents have become effective accordingly;

(b)	The Shareholding Platforms, Shenzhen Zhongqingwenli, Shenzhen Heguangtongchen, Shenzhen Haoduoxiaohuoban and the Company shall have obtained all approvals, consents and waivers required to complete the Transaction, including but not limited to the shareholders/shareholders’ meetings and directors/boards of directors, partner meetings of the Shareholding Platforms, Shenzhen Zhongqingwenli, Shenzhen Heguangtongchen, Shenzhen Haoduoxiaohuoban and the Company having formally passed resolutions/decisions approving the Transaction (the “Company Resolutions”) and provided copies of such resolutions to QSG. The Company Resolutions shall include the following:

(i)	Approval of the Restructuring and the Transaction;

(ii)	Approval of the appointment of the person(s) designated by QSG as the sole director(s) of the Cayman Company and the Hong Kong Company from the Closing Date; and

(iii)	Approval of the terms of the Transaction Documents and their execution and performance.

(c)	The representations and warranties of the Founder and the BVI Company set forth in Section 3.1 and the representations and warranties of the Shareholding Platforms, the Company and the Founding Shareholders set forth in Section 3.3 of this Agreement are true, accurate and complete and not misleading as of the Execution Date and the Closing Date;

(d)	The Company Parties have completed the entire restructuring (the “Restructuring”) in accordance with the restructuring plan set forth in Annex I of this Agreement or another restructuring plan approved in writing by QSG, including but not limited to the completion of the Partnership Interest Transfer, the establishment of the Shareholding Platforms, the completion of the 37 Notice foreign exchange registration procedures and this equity transfer;

(e)	The Founder has completed the establishment of the Shareholding Platforms in a manner acceptable to QSG and the Shareholding Platforms have executed the accession agreement in the form set out in Annex II hereto to accede to the Transaction Documents;

(f)	The Cayman Company has delivered to QSG a certificate of good standing (i.e., Certificate of Good Standing) issued by the competent authority;

(g)	QSG has completed legal, financial and business due diligence investigations on the Company with results satisfactory to QSG;

(h)	QSG shall have obtained its internal approvals for the Transaction;

(i)	QSG has obtained all approvals required under all applicable laws and regulations of the United States and relevant United States government agencies (including, without limitation, the Nasdaq Stock Market listing rules) for the Transaction, including but not limited to the Nasdaq Stock Market having approved the issuance of the Consideration Shares and such approval not having been revoked;

(j)	The Company Parties have fully performed their obligations and responsibilities under this Agreement that are required to be performed prior to the Closing Date;

(k)	There exists no circumstance that has a Material Adverse Effect on the business operations, financial condition or assets of any Group Company;

(l)	There is no applicable law, judgment, ruling, order or injunction of any court, arbitral institution or relevant government department that restricts, prohibits or cancels the Transaction, nor is there any pending or potential litigation, arbitration, judgment, ruling, order or injunction that has or will have a Material Adverse Effect on the Transaction;

(m)	The Founder, the Shareholding Platforms and the Company have delivered to QSG a closing certificate in form and substance satisfactory to QSG certifying that the Closing Conditions under Section 4.1 of this Agreement have been satisfied and have provided corresponding supporting documents.

4.2	Best Efforts. From the Execution Date until the Closing Date, the Company Parties shall use their best efforts to cause the various Closing Conditions set forth in this Article IV to be satisfied as early as possible.

ARTICLE V UNDERTAKINGS

5.1	Undertakings Relating to the Restructuring

The Company Parties hereby jointly and severally covenant to the Investor as follows:

5.3.1	Establishment of Shareholding Platforms. The Founder shall complete the establishment of all Shareholding Platforms in accordance with the plan approved by QSG within 120 days after the Execution Date. The equity structure of such Shareholding Platforms shall be as set forth in Annex IV hereto.

5.3.2	SAFE Registration Procedures. The Founder shall complete the foreign exchange registration procedures under Circular 37 within 180 days after the Execution Date and prior to the WFOE’s acquisition of the Target Equity in the Company held by Shenzhen Zhongqingwenli, Shenzhen Heguangtongchen and Shenzhen Haoduoxiaohuoban.

5.3.3	Partnership Interest Transfer. The Founder Huiyu Zhan and Liu Jing, Xian Feng shall complete the Partnership Interest Transfer within 20 days after the Execution Date (including, without limitation, obtaining the approval for the Partnership Interest Transfer, having executed the Partnership Interest Transfer Agreement which has become effective, the Founder Huiyu Zhan having paid the full transfer consideration under the Partnership Interest Transfer Agreement, and having completed the industrial and commercial change registration procedures and tax procedures for the Partnership Interest Transfer).

5.3.4	Domestic Equity Transfer. The WFOE, Shenzhen Zhongqingwenli, Shenzhen Heguangtongchen and Shenzhen Haoduoxiaohuoban shall complete the Domestic Equity Transfer within 30 days after the Execution Date (including, without limitation, obtaining the approval for the Domestic Equity Transfer, having executed the equity transfer agreement which has become effective, the WFOE having paid the full transfer consideration under the equity transfer agreement, and having completed the industrial and commercial change registration procedures for the equity transfer). The WFOE shall have become the registered and beneficial holder of 23.68392% equity interest in the Company (corresponding to the Company’s registered capital of RMB 3,474,309.04).

5.3.5	Tax Procedures for Domestic Equity Transfer. Shenzhen Zhongqingwenli, Shenzhen Heguangtongchen, Shenzhen Haoduoxiaohuoban and their respective partners shall pay in full and on time all taxes and fees involved in the Domestic Equity Transfer in accordance with applicable laws and regulations, and shall provide the Investor with corresponding proof of payment after completion.

5.2	Interim Undertakings

From the Execution Date until the Closing Date, the Company Parties hereby jointly and severally covenant to the Investor as follows:

5.2.1	Conduct of Business in Ordinary Course. The Group Companies shall, and the other Company Parties shall cause the Group Companies to, conduct their business in the ordinary course of business, use their best efforts to preserve the business organization intact, maintain relationships with third parties and retain present management and employees, and preserve the status quo of all assets and properties owned or used by the Group Companies (ordinary wear and tear excepted).

5.2.2	Provision of Information. During normal business hours of the Group Companies, the Group Companies shall, and the other Company Parties shall cause the Group Companies to, provide the Investor and its representatives with information concerning the Group Companies as reasonably requested by them, including but not limited to providing full access to all accounts, records, contracts, technical data, personnel data, management information and other documents of the Group Companies to the lawyers and other representatives designated by the Investor. The Company Parties agree that the Investor has the right to conduct prudent investigations into the financial, asset and operational conditions of the Group Companies at any time prior to the Closing Date. Furthermore, the Company Parties shall promptly notify the Investor in writing of any breach of this Agreement by any Company Party that has occurred or is anticipated to occur.

The Company Parties shall promptly inform the Investor in writing of the following matters and discuss with the Investor the impact of the following matters on the Group Companies, thereby ensuring that the Group Companies will operate stably in a reasonable manner:

(a)	Any changes in the equity structure, financial condition, assets, liabilities, business, prospects or operations of the Group Companies that have or may have a Material Adverse Effect on the Group Companies;

(b)	The execution of agreements containing unusual terms (including, without limitation, exclusivity terms, restrictive terms, long-term, onerous terms) and any agreements or proposals, intentions regarding the foregoing matters; and

(c)	The progress of government department approvals/registrations (if applicable).

5.2.3	Third Party Transactions. The Company Parties shall, and shall cause their Affiliates and advisors and their respective directors, officers and representatives to (a) deal exclusively with the Investor and its Affiliates on matters relating to the Transaction on an exclusive basis; (b) not conduct any other transaction similar to the Transaction or contradictory to the transactions contemplated by the Transaction Documents (any such transaction referred to as a “Third Party Transaction”); (c) immediately terminate any discussions or negotiations with any person regarding a Third Party Transaction and thereafter not conduct or engage in any discussions or negotiations with any person regarding a Third Party Transaction, nor provide any information to any person regarding a Third Party Transaction; and (d) not encourage any inquiries or proposals regarding a possible Third Party Transaction, or take any other action to facilitate such inquiries or proposals. If the Company Parties receive any inquiries from any other party regarding a possible Third Party Transaction, they shall promptly notify the Investor.

5.2.4	Restrictions on Actions. Without limiting the generality of Section 5.2.1, unless with the prior written consent of the Investor, the Company Parties other than the Group Companies shall, within their respective rights and capacities, cause the Group Companies not to take, and the Group Companies shall not take, any of the following actions (except for actions required by the Transaction):

(a)	Increase, decrease, distribute, issue, acquire, repay, transfer, pledge or redeem any registered capital or equity interests;

(b)	Take any action that may result in the dilution of the Company equity interests held by the Investor after the Closing, whether by amending their constitutional documents or through reorganization, merger, sale of equity, consolidation or sale of assets or otherwise;

(c)	Sell, lease, transfer, license or dispose of any assets, except in the ordinary course of business consistent with past practice;

(d)	Incur or create any liabilities, responsibilities, obligations or expenses totaling more than RMB 100,000 (or equivalent in other currencies), except those incurred in the ordinary course of business;

(e)	Make any capital expenditure exceeding RMB 100,000 (or equivalent in other currencies), except those made in the ordinary course of business;

(f)	Create any Encumbrance on any assets;

(g)	License any intellectual property of the Group Companies to third parties, allow any intellectual property of the Group Companies to expire, be abandoned, dedicated or waived, or disclose any material trade secrets, formulas, processes, know-how or other intellectual property of the Group Companies that is not publicly known prior to disclosure, except as required by law or pursuant to confidentiality agreements;

(h)	Enter into any material contract outside the ordinary course of business, amend or adjust any material terms of any material contract, or agree to terminate any material contract, or amend any contract or agreement to make it a material contract;

(i)	Declare, pay and make any dividend distribution or distribution;

(j)	Enter into any transaction with Affiliates;

(k)	Implement any acquisition or become a party to any acquisition;

(l)	Establish any subsidiary or acquire any equity or other interests in any other entity;

(m)	Adopt or pass any employee incentive plan of the Group Companies, or grant restricted equity/options to employees or make commitments to grant restricted equity/options;

(n)	Take any other actions that may bring actual or potential adverse effects to the transactions under this Agreement or that may bring any actual or potential adverse effects to the operations and business of the Group Companies; or

(o)	Agree or commit to take any of the above actions, including but not limited to signing investment intention letters, commitment letters, consent letters.

5.3	Undertakings Relating to the Transaction

5.3.1	CSRC Filing Procedures for the Transaction. The Founder, the Shareholding Platforms and the Company covenant to cooperate in handling the CSRC filing procedures involved in the Transaction in accordance with the provisions of laws and regulations and the requirements of QSG (including, without limitation, signing and/or providing relevant documents required for the CSRC filing procedures).

5.3.2	Restrictions on Consideration Shares. The Founder and the BVI Company covenant that the Consideration Shares obtained by them shall be subject to the provisions of this Agreement and applicable laws, regulations and exchange rules.

5.4	Post-Closing Undertakings

After the Closing Date, the Company Parties hereby jointly and severally covenant to the Investor as follows (the Founder’s liability for compensation or indemnification to the Investor for breach of such Post-Closing Covenants shall be limited to the market fair value of all equity interests in the Company then directly and/or indirectly held by the Founder (for the avoidance of doubt, the Founder shall then actively realize the value of the equity interests held by him at market fair value, and the Investor has the right to require the Founder to sell his equity interests to a bona fide purchaser identified by the Investor), and shall not involve other personal or family property besides the equity interests in the Company):

5.4.1	Compliance. The Company Parties shall ensure that all actions of the Group Companies comply in all respects with all Applicable Laws, and any and all necessary permits and licenses of the Group Companies are legal, valid and fully effective. If any matter or activity involved in the principal business requires relevant business permits according to relevant Applicable Laws or government department requirements, the Group Companies shall, and the other Company Parties shall cause the Group Companies to, take all necessary measures and actions to apply for such business permits in a timely manner.

5.4.2	Intellectual Property. The Group Companies shall ensure the timely acquisition of legal ownership, usage rights and relevant government registrations for all intellectual property necessary for the principal business (including, without limitation, patents, trademarks, copyrights, know-how, domain names and trade secrets, etc.), take adequate measures to protect such intellectual property, and shall ensure not to infringe or illegally use any intellectual property in which any third party has any rights, ownership or interests. If the intellectual property involves co-development with third parties, the Company shall ensure that it has independent or co-ownership or exclusive usage rights to such intellectual property. If the Company Parties fail to timely obtain the intellectual property related to their principal business or the authorization to use such intellectual property, or their business operations infringe the intellectual property of a third party as the rights holder, then (i) the Company Parties shall resolve the matter as soon as possible, and (ii) if any direct or indirect damage is caused to the Investor’s investment interests under this Transaction due to the aforementioned circumstances, the Company Parties shall be jointly and severally liable for compensation.

5.4.3	Labor Contracts, Confidentiality Agreements, IP Assignment Agreements and Non-Competition Agreements. After the completion of the Transaction, the Group Companies shall enter into labor contracts, confidentiality agreements, intellectual property assignment agreements and non-competition agreements with key employees and other employees requested by the Investor, in form and substance reasonably satisfactory to the Investor, and such contracts shall include terms relating to confidentiality, non-competition and intellectual property ownership satisfactory to the Investor.

5.4.4	Labor and Social Security and Housing Fund. The Group Companies shall, and the other Company Parties shall cause the Group Companies to, continuously pay social insurance premiums and housing provident fund for all employees in full and on time in accordance with the standards prescribed by Applicable Laws, and withhold and pay individual income tax in full and on time in accordance with the law. Regardless of whether disclosed or not, if the Group Companies are subject to administrative penalties due to violations of laws or regulations in labor employment or social security and housing fund matters, or if any adverse impact is caused to the Company’s future listing as a result thereof, the Company Parties shall be responsible for resolving the matter and bearing corresponding compensation liability. If any direct or indirect damage is caused to the Investor’s investment interests under this Transaction as a result thereof, the Company Parties shall compensate for such damage.

5.4.5	Full-Time Devotion and Non-Competition. The Founder and key employees shall devote their full working time and energy exclusively to the operation of the Group Companies, and the Founder and key employees shall use their best efforts to promote the development of the Group Companies and seek benefits for the Group Companies. Without the prior written consent of the Investor, the Founder and key employees shall not hold positions in, serve as part-time employees for, or provide advisory or similar services to other enterprises. Furthermore, during the period when the Founder and key employees directly or indirectly hold equity in the Company or serve as employees of the Group Companies and for a period of two (2) years after they cease to directly or indirectly hold equity in the Company or cease to be employed by the Group Companies (whichever is later), they shall not, directly or indirectly, engage in any business that competes with the principal business, directly or indirectly hold any interests in any entity that competes with the Group Companies, nor engage in any other actions detrimental to the interests of the Group Companies, including but not limited to:

(a)	Controlling, holding equity in, or indirectly controlling companies or other organizations engaged in competitive activities (excluding the purchase and holding of no more than 1% of the outstanding shares or other securities of such companies from public stock trading markets);

(b)	Serving as management personnel, employees or advisors of companies or organizations engaged in competitive activities;

(c)	Providing loans to companies or organizations engaged in competitive activities;

(d)	Directly or indirectly deriving benefits from competitive activities or companies or other organizations engaged in competitive activities;

(e)	Soliciting customers of the Group Companies in any form, or conducting or attempting to conduct transactions with customers related to the production and sales business of the Group Companies, regardless of whether such customers are customers of the Group Companies before or after the Closing Date;

(f)	Employing, in any form and through any individual or organization directly or indirectly controlled by them or in which they have an interest, any person who has left the Group Companies since the Closing Date (except for individuals who have left for more than two (2) years by then); and

(g)	Soliciting for employment any employees employed by the Group Companies at that time.

Except as otherwise provided by Applicable Law, the Group Companies shall not, and the Company Parties and key employees shall use their best efforts to prevent the Group Companies from releasing any employee or advisor from their obligations under any non-competition, non-solicitation, intellectual property protection or similar restrictive commitments, or fail to enforce any such non-competition, non-solicitation, intellectual property protection or similar restrictive commitments against any such employee or advisor.

5.4.6	Tax Benefits. The Company Parties shall use their best efforts to ensure that all actions of the Group Companies comply with all relevant laws applicable to taxation, and pay corresponding taxes and fees in full and on time in accordance with the law. Furthermore, the Group Companies shall, and the other Company Parties shall cause the Group Companies to, use their best commercial efforts to obtain and maintain all tax preferential treatments to which they are entitled in relation to the business of the Group Companies.

5.4.7	Payment of Registered Capital. The Company Parties shall cause the shareholders of the Group Companies to complete the payment of the registered capital of the Group Companies in accordance with laws and regulations and the constitutional documents of the Group Companies.

5.4.8	Real Estate. The Group Companies shall enter into legal and valid lease contracts for all leased properties used by them, and complete relevant lease registration and filing procedures in accordance with laws and regulations.

5.4.9	Change of WFOE Directors. The Company Parties shall complete the change of director registration procedures for the WFOE within the time period required by QSG after the Closing Date. After the completion of the change registration, the person(s) designated by QSG shall become the sole director(s) of the WFOE.

ARTICLE VI TRANSACTION EXPENSES

6.1	Payment of Taxes and Fees. Each Party shall bear all taxes and fees related to the execution, delivery and performance of this Agreement in accordance with relevant Applicable Laws and regulations, and shall pay such taxes and fees in full and on time as stipulated by Applicable Laws and regulations.

The Parties hereby acknowledge, undertake and agree that: (i) QSG has no obligation to pay any taxes and fees of any nature arising from the Transaction that should be borne by the Transferor, the BVI Company or their direct or indirect partners, members and shareholders in accordance with Applicable Laws and regulations; (ii) the Transferor agrees to bear and pay all taxes and fees of any nature arising from the Transaction that should be borne by him in accordance with Applicable Laws and regulations.

The Transferor shall bear all taxes and fees involved in the Transaction by himself, and shall submit tax returns and/or disclosure documents related to the Transaction to the competent tax authority (the “Competent Tax Authority”) in a timely and proper manner in accordance with the time limits and requirements of Applicable Laws and regulations (and the submission method shall comply with Applicable Laws and regulations). For the avoidance of doubt, QSG shall not be liable for such tax returns or disclosure documents under any circumstances. In particular, the Transferor shall submit tax filing documents related to the Transaction in accordance with the “Announcement on Several Issues Concerning Enterprise Income Tax on Indirect Transfer of Properties by Non-Resident Enterprises” (including its amendments from time to time, collectively referred to as “Circular 7”) and other relevant regulations, and shall provide such tax filing documents to QSG.

If the Competent Tax Authority determines that the Transferor needs to pay taxes and fees for the Transaction in accordance with Applicable Laws and regulations, the Transferor shall pay such taxes and fees in full and on time in accordance with the provisions of laws and regulations and the requirements of the Competent Tax Authority, and shall provide QSG with the tax payment certificates issued by the Competent Tax Authority.

6.2	Indemnification for Tax Losses. The Transferor shall indemnify and hold harmless QSG or its Affiliates, directors, partners, shareholders, employees, agents and representatives (the “Indemnified Persons”) from and against any losses, claims, actions, payment demands, judgments, settlements, taxes, interest, costs and expenses (including, without limitation, reasonable attorneys’ fees) (collectively referred to as “Losses”) arising from or in connection with the following, and agrees to provide full compensation to the Indemnified Persons: (i) any Losses incurred by or assessed against any Indemnified Person due to taxes and fees of the Transaction (including, without limitation, taxes and fees arising under Circular 7 and/or other Applicable Laws and regulations); (ii) any Losses related to the Transaction suffered by any Indemnified Person due to the Transferor’s failure to submit tax returns or other tax materials on time, or failure to pay taxes and fees in full and on time in accordance with Applicable Laws and regulations or the requirements of the Competent Tax Authority.

ARTICLE VII INDEMNIFICATION

7.1	Indemnification. If any party (the “Defaulting Party”) causes any other party (the “Non-Defaulting Party”) to suffer losses (including direct liabilities, damages, claims, costs and expenses (including reasonable attorneys’ fees) arising therefrom, etc.) due to any of the following events, it shall indemnify the Non-Defaulting Party for all such losses:

(a)	Any representation, statement or warranty made by the Defaulting Party under Section 3.1, 3.2 or 3.3 of this Agreement is untrue or contains a material omission, or it breaches any representation, statement or warranty made under such section; or

(b)	The Defaulting Party fails to perform or improperly performs any of its obligations under this Agreement (including, without limitation, its relevant obligations and commitments under Article V) or fails to comply with any other provisions of this Agreement.

7.2	If any Company Party breaches any warranty, commitment, covenant or any other provision under the Transaction Documents, or any representation made by it under the Transaction Documents is untrue, thereby causing the Investor to bear any reasonably incurred expenses, liabilities or suffer any losses, the Group Companies and the Founding Shareholders shall be jointly and severally liable to the Investor for such losses (including, without limitation, loss of the Investor’s expected benefits, taxes and fees, interest paid or lost by the Investor due to the Company Parties’ breach, and fees for accountants and lawyers engaged for this Transaction).

7.3	If any event that occurred prior to the Closing Date (including, but not limited to, the following events) or the following events that occur after the Closing Date cause or result in any losses, liabilities, responsibilities, obligations or debts (whether contractual or otherwise) of the Group Companies, any taxes and fees (including fines and late payment fees due to unpaid taxes) or any claims asserted by any other party against the Group Companies, thereby causing any Investor to bear any reasonably incurred expenses, liabilities or suffer any losses, the Group Companies and the Founding Shareholders shall be jointly and severally liable to the Investor for such losses: (a) the founder and/or key employees of the Group Companies breach their full-time employment obligations, non-competition obligations, intellectual property ownership commitments, non-solicitation obligations or other obligations to their former or current employers or work units, or have any disputes or controversies with their former or current employers or work units; (b) defects in the capital contribution of the Group Companies’ registered capital or disputes over equity ownership; (c) illegal or non-compliant activities (including, but not limited to, violations related to taxation, social insurance and housing fund contributions, government subsidies, etc.), breaches of contract or infringements by the Company Parties prior to the Closing Date; or (d) the Group Companies’ failure to obtain the intellectual property necessary for their principal business or the occurrence of intellectual property-related disputes.

ARTICLE VIII EFFECTIVENESS AND TERMINATION

8.1	Effectiveness. This Agreement shall become effective upon its formal execution by the Parties and their authorized representatives.

8.2	Termination. This Agreement may be terminated under the following circumstances:

(a)	All Parties unanimously agree in writing to terminate this Agreement;

(b)	If any party materially breaches its obligations under this Agreement, the Non-Defaulting Party shall have the right to terminate this Agreement by written notice to the other parties and require the Defaulting Party to compensate for its losses or damages in accordance with the provisions of this Agreement; or

(c)	If the closing conditions set forth in Section 4.1 of this Agreement are not satisfied within one hundred and eighty (180) days after the execution of this Agreement or another date agreed upon by the Parties, QSG shall have the right to terminate this Agreement by written notice to the other parties, specifying the effective date of termination in the notice.

If this Agreement is terminated pursuant to this Section 8.2, no new rights or obligations shall arise for any party, provided that the rights and obligations of each party that have accrued as of the date of termination of this Agreement (including compensation liabilities arising from breach of this Agreement) shall not be affected by such termination.

8.3	If any party terminates this Agreement pursuant to Section 8.2 hereof, and if QSG has issued any Consideration Shares to the BVI Company by that time, QSG shall have the right to repurchase such Consideration Shares for no consideration. The BVI Company shall, within five (5) business days (the “Exit Period”) after receiving QSG’s written termination notice, sign and provide all documents required for the BVI Company’s exit from QSG in accordance with QSG’s requirements. After the BVI Company exits QSG, it shall no longer hold any shares of QSG.

8.4	For the avoidance of doubt, if the closing conditions set forth in Section 4.1 of this Agreement are not satisfied within one hundred and eighty (180) days after the execution of this Agreement or another date agreed upon by the Parties, and QSG does not choose to terminate the Agreement, QSG shall have the right to require the Founder to transfer the Target Shares or the Company equity corresponding to the Target Shares to QSG at the price specified in this Agreement and in another manner acceptable to QSG. The Company Parties are obligated to fully cooperate in this regard. Unless QSG otherwise agrees in writing, the Founder shall not directly or indirectly transfer, sell or dispose of the Target Shares or the Company equity corresponding to the Target Shares to any other third party in any manner.

ARTICLE IX CONFIDENTIALITY AND NON-DISCLOSURE

9.1	Confidentiality. The terms and conditions of this Agreement and all annexes, as well as all subsequent amendments and restatements hereof (including the existence of this Agreement, its annexes and such amendments and restatements) shall be deemed confidential information. Except as provided in Sections 9.2 and 9.3, no party shall disclose such confidential information to any third party without the prior written consent of the other parties.

9.2	Statutory Mandatory Disclosure Obligations. If any party or its Affiliates has a statutory mandatory obligation (including, without limitation, under relevant securities laws and regulations) or is required by a competent government authority to disclose any confidential information regarding the Transaction, or the existence or any terms or conditions of this Agreement, the party required to disclose shall (i) immediately provide the other parties with written notice indicating such fact, and shall use its best efforts to obtain confidential treatment for such information to be disclosed as requested by the other parties; (ii) make disclosure only to the extent required; and (iii) provide the other parties with accurate details of any such disclosure.

9.3	Exceptions. The provisions of this Article IX shall not apply to the following circumstances:

(a)	Disclosure of confidential information to a party’s Affiliates or its professional advisors for purposes reasonably related to this Agreement or the Transaction;

(b)	Information independently developed by the receiving party without use of the confidential information, or such confidential information obtained by the receiving party from a third party with the right to disclose it;

(c)	Confidential information that becomes publicly known through no breach of this Agreement by the receiving party; or

(d)	Statutory mandatory disclosure obligations as set forth in Section 9.2 of this Agreement.

9.4	Duration of Confidentiality Obligations. The confidentiality obligations of the Parties under this Article IX shall remain in full force and effect permanently from the effective date of this Agreement, and shall not be affected by the termination, suspension, rescission of this Agreement or any party ceasing to be a party to this Agreement.

ARTICLE X GOVERNING LAW AND DISPUTE RESOLUTION

10.1	Governing Law. The formation, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by and construed in accordance with the laws of China.

10.2	Dispute Resolution. Any dispute arising from or in connection with the execution of this Agreement shall be resolved through friendly negotiations between the Parties. Any party shall have the right to submit the dispute to the Shenzhen Court of International Arbitration for arbitration in accordance with its then effective arbitration rules. The arbitral award shall be binding upon all parties. The place of arbitration shall be Shenzhen.

10.3	Continued Performance. During the dispute resolution period, the Parties shall continue to enjoy their respective other rights under this Agreement and shall continue to perform their corresponding obligations hereunder.

ARTICLE XI MISCELLANEOUS

11.1	Use of Name. Unless with the prior written consent of QuantaSing, no party (other than Beijing Liangzizhige ) may use, disclose or reproduce any of the following names for any marketing, advertising or promotional purposes: (i) the name of Beijing Liangzizhige or any of its Affiliates, including but not limited to Beijing Liangzizhige , QuantaSing, QSG, etc.; (ii) the name, likeness of any partner or director, supervisor of Beijing Liangzizhige or its Affiliates; and/or (iii) any names, trademarks, logos similar to the foregoing.

11.2	Binding Effect and Non-Assignability. This Agreement shall be binding upon the successors of the Parties, and such successors shall enjoy relevant rights and assume relevant obligations. No party shall have the right to assign any of its rights or obligations under this Agreement without the prior written consent of the other parties.

11.3	Waiver. The failure or delay of any party to exercise any right, power or privilege under this Agreement shall not be deemed a waiver thereof; nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof.

11.4	Efforts to Complete Transaction. The Parties agree to use their best efforts to promote the completion of the Restructuring and the Transaction. The Parties further agree that, in order to achieve the ultimate purpose of the Restructuring and the Transaction, if during the process of the Restructuring and the Transaction, any matter requires further clarification or adjustment regarding the Restructuring or other related matters as stipulated in this Agreement, the Parties shall negotiate in good faith and enter into supplementary agreements or other legal documents to supplement the provisions on such matters, so as to facilitate the smooth completion of the Restructuring and the Transaction.

11.5	Amendments. Any supplement or amendment to this Agreement shall be effective only if made in writing and signed by all Parties.

11.6	Severability. If any provision of this Agreement is invalid or unenforceable for any reason (including, without limitation, due to conflict with mandatory provisions of Applicable Law), it shall not affect the validity of the other provisions. After good faith negotiation by the Parties, such invalid or unenforceable provision may be replaced by a provision that is valid and enforceable and comes closest to the original intent of the Parties.

11.7	Notices. All notices, requests and other communications required under this Agreement shall be in writing. Notices delivered in person shall be deemed served upon the recipient’s signed receipt; notices sent by mail shall be sent by registered mail or express delivery, with registered mail deemed served on the seventh (7th) day after posting, and express delivery deemed served upon the recipient’s signed receipt; notices sent by email shall be deemed served when the email system shows actual receipt by the recipient:

[***] (List of Notice Addresses)

Any party may change its above notice address by providing written notice to the other party in accordance with this Section 11.6.

11.8	Entire Agreement. This Agreement and the other Transaction Documents constitute the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior letters of intent, agreements, commitments, arrangements, communications, statements and/or warranties, whether written or oral, between the Parties or any of their responsible persons, employees or representatives regarding the same subject matter.

11.9	Language and Copies. This Agreement is written in Chinese. The original is in five (5) copies, with the Company Parties holding three (3) copies collectively and each of the other parties holding one (1) copy. This Agreement may be executed by the Parties in separate counterparts, and each such counterpart delivered by any means shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

11.10	Annexes. All annexes to this Agreement shall form an integral part hereof.

(The remainder of this page is intentionally left blank. The signature page follows.)

(This page is intentionally left blank. It is the signature page to the Equity Transfer Agreement.)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date first written above.

QuantaSing Group Limited

_____/s/ Seal ______________

Signature:	/s/ Peng Li
Name:	Peng Li
Title:	Authorized Representative

(This page is intentionally left blank. It is the signature page to the Equity Transfer Agreement.)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date first written above.

Shenzhen Yiqi Culture Co., Ltd.

_____/s/ Seal ______________

Signature:	/s/ Huiyu Zhan
Name:	Huiyu Zhan
Title:	Legal Representative

Huiyu Zhan

Signature:	/s/ Huiyu Zhan

Shenzhen Zhongqingwenli Culture Industry Co., Ltd.

_____/s/ Seal ______________

Signature:	/s/ Huiyu Zhan
Name:	Huiyu Zhan
Title:	Legal Representative

Shenzhen Heguangtongchen Venture Capital Services Partnership (Limited Partnership)

_____/s/ Seal ______________

Signature:	/s/ Huiyu Zhan
Name:	Huiyu Zhan
Title:	Representative Designated by the Executive Partner

Shenzhen Haoduoxiaohuoban Venture Capital Services Partnership (Limited Partnership)

_____/s/ Seal ______________

Signature:	/s/ Huiyu Zhan
Name:	Huiyu Zhan
Title:	Representative Designated by the Executive Partner

Annex I

Restructuring Plan

Annex II

Accession Agreement

Annex III

Instrument of Transfer

Annex IV

Equity Structure of the Shareholding Platforms